EXHIBIT 10.3

[Form of Amended and Restated Severance/Change in Control
Letter Agreement between the Company and its executive officers]

February 21, 2013

[Name of Executive Officer]

[Address of Executive Officer]

[Address of Executive Officer]

Dear [Name of Executive Officer]:

The purpose of this Letter Agreement is to set forth our agreement in regard to your severance arrangement. Although your employment is “at will” and may be terminated by you or Rimage Corporation (“Rimage”) at any time for any reason, Rimage has agreed to provide you with a particular severance pay benefit in the event Rimage terminates your employment without Cause (as defined below) or, for the specified periods identified below following the date of this Letter Agreement or following a Change in Control (as defined below), you terminate your employment for Good Reason (as defined below). Terms not otherwise defined in this letter (the “Letter Agreement”) shall have the meaning given such terms on Schedule 1, which is incorporated herein by reference. Rimage’s obligation to you under this Letter Agreement is, among the other requirements set forth below, subject to the condition that you execute a Nondisclosure and Noncompetition Agreement in the form attached as Exhibit A, which is incorporated herein by reference.

Specifically, we have agreed as follows:

1.	Severance.

(a)	If your employment is terminated by Rimage without Cause (other than during the twelve (12) month period following a Change in Control, including the date of the Change in Control), subject to the condition stated in Section 1(c), Rimage will:
(i)	continue to pay your base salary in accordance with Rimage’s regular payroll practices for a period of twelve (12) months thereafter subject to applicable tax withholding;
(ii)	pay you an amount equal to the average of the annual short-term incentive bonus amounts you received with respect to the three complete calendar years prior to the date of your termination, such bonus payment, subject to applicable tax withholding, to be made in equal installments consistent with Rimage’s regular payroll practices over a period of twelve (12) months from the date of your termination; and

(iii)	if you are eligible for and elect COBRA or state continuation of the Rimage health, dental and group life insurance benefits, Rimage shall pay the portion of such COBRA premium that it pays for active employees until the earlier of: (A) twelve (12) months from the date COBRA coverage begins; or (B) the date COBRA coverage otherwise terminates. You shall pay the remaining portion of the premiums for such benefits during such period and, if applicable, the full premium thereafter. Payment of the COBRA premium shall be made contemporaneous with the date the premiums are incurred and may not be exchanged for any other benefit or cash payment. Payment of premiums in one year will not affect the payment of premiums in any other year. In the event the payment of premiums under this paragraph would result in a discriminatory benefit under the Patient Protection and Affordable Care Act (the “Act”), the amount of the payment shall be treated as taxable income to you, or otherwise revised to comply with the Act, preserving, to the greatest extent possible, the economic benefit provided by such premium payment.
(b)	If you resign (other than for Good Reason during the twelve (12) month period following a Change in Control, including the date of the Change in Control), if Rimage terminates your employment for Cause or if your employment terminates as a result of your death or disability, you shall be entitled to receive your base salary accrued but unpaid as of the date of termination, but shall not be entitled to receive any salary continuation benefit thereafter.
(c)	In case of termination without Cause, you shall be entitled to receive the amounts due you under Section 1(a) only upon your execution and delivery to Rimage of a general release with respect to any and all claims against Rimage and its officers, directors, employees, agents and shareholders, acceptable in form and substance to Rimage in all respects, and provided you continue to comply with the terms of the Nondisclosure and Noncompetition Agreement with Rimage. Rimage will deliver the release to you no later than 5 business days following your termination of employment. If you do not execute the release within the time period set forth in the release, you will be deemed to have waived any right to payment under this Section 1. Each installment shall be considered a separate payment for purposes of Code §409A. Any installment otherwise due prior to the execution of the release and expiration of the right to rescind will be paid to you as part of the first payment, which will occur 60 days after your termination of employment if the above conditions are satisfied.
(d)	For purposes of this Agreement, “termination of employment” shall be interpreted consistent with the term “separation from service” within the meaning of Treas. Reg. §1.409A-1(h), and for purposes of Code §409A, each payment shall be considered a separate payment.

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2.	Change in Control.

(a)	If a Change in Control shall occur and if on the date of a Change in Control or within twelve (12) months following a Change in Control, your employment is terminated by Rimage without Cause or by you for Good Reason, Rimage shall pay you a severance payment in cash in a single sum sixty (60) days of the date of termination equal to 100% of the sum of (i) your annual base salary, and (ii) your Target Bonus in effect on such date (without giving effect to any reduction that results in your termination for Good Reason). For purposes of this Letter Agreement, “Target Bonus” shall mean the amount payable in cash under all short-term annual incentive compensation plans of Rimage in which you participate, waiving any condition precedent to the payment to you and assuming that the performance goals for the period were achieved at the 100% level. Payment shall be made sixty (60) days from the date of termination provided that the release required under Section 2(f) has become effective during such sixty (60)-day period following any applicable revocation period.

(b)	If you are eligible for and elect COBRA or state continuation of the Rimage health, dental and group life insurance benefits, Rimage shall pay the portion of such COBRA premium that it pays for active employees until the earlier of: (A) twelve (12) months from the date COBRA coverage begins; or (B) the date COBRA coverage otherwise terminates. You shall pay the remaining portion of the premiums for such benefits during such period. Payment of the COBRA premium shall be made contemporaneous with the date the premiums are incurred and may not be exchanged for any other benefit or cash payment. Payment of premiums in one year will not affect the payment of premiums in any other year. In the event the payment of premiums under this paragraph would result in a discriminatory benefit under the Act, the amount of the payment shall be treated as taxable income to you, or otherwise revised to comply with the Act, preserving, to the greatest extent possible, the economic benefit provided by such premium payment.

(c)	Immediately prior to a Change in Control, you shall vest in all stock options that have been granted to you, subject to the provisions in Rimage’s Stock Option Plan. Approval of this Agreement by the Compensation Committee shall be deemed approval of the vesting of options as provided in the immediately preceding sentence for all purposes under Rimage’s Stock Option Plan.

(d)	The payments under this paragraph shall be in lieu of and offset the amount of any severance to which you are entitled under paragraph 1(a) above. Amounts paid under this paragraph 2 shall be subject to applicable tax withholding.

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(e)	In the event the vesting of options, together with all other payments and the value of any benefit received or to be received by you would result in all or a portion of such amount being subject to excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, (the “Code”) then the amount Rimage shall pay you shall be either (A) the full amount of such payments and the value of benefits received or to be received by you notwithstanding the provisions of this Section 2(e) (the “Full Payment”) or (B) such lesser amount as determined by Rimage in accordance with this Section 2(e) that would result in no portion of the payment being subject to excise tax under Section 4999 of the Code (the “Excise Tax”), whichever of the foregoing amounts, taking into account the applicable Federal, state, and local employment taxes, income taxes, and the Excise Tax, results in the receipt by you, on an after-tax basis, of the greatest amount of the payment notwithstanding that all or some portion of the payment may be subject to the Excise Tax. Rimage shall determine the order and amounts by which Full Payment is reduced. All determinations required to be made under this Section 2(e) shall be made by a nationally recognized accounting firm that is Rimage’s outside auditor immediately prior to the event triggering the payments that are subject to the Excise Tax (the “Accounting Firm”). Rimage shall cause the Accounting Firm to provide detailed supporting calculations of its determinations to Rimage and you. Notice must be given to the Accounting Firm within fifteen (15) business days after an event entitling you to any portion of the Full Payment and the Accounting Firm’s determination must be made within thirty (30) days of such notice. All fees and expenses of the Accounting Firm shall be borne solely by Rimage. The Accounting Firm’s determinations must be made with substantial authority (within the meaning of Section 6662 of the Code). The determination by the Accounting Firm shall be final and binding on you and Rimage.

(f)	Notwithstanding anything herein to the contrary, you shall be entitled to receive the amounts due you under this Section 2 only upon your execution and delivery to Rimage of a general release with respect to any and all claims against Rimage and its officers, directors, employees, agents and shareholders, acceptable in form and substance to Rimage in all respects, and provided you continue to comply with the terms of the Nondisclosure and Noncompetition Agreement with Rimage. Rimage will deliver the release to you no later than 5 business days following your termination of employment. If you do not execute the release within the time period set forth in the release, you will be deemed to have waived any right to payment under this Section 2. Each installment shall be considered a separate payment for purposes of Code §409A.

3.	Arbitration. All disputes or claims arising out of or in any way related to this Letter Agreement, including the making of this Letter Agreement, shall be submitted to and determined by final and binding arbitration under the American Arbitration Association Rules for Resolution of Employment Disputes. Arbitration proceedings may be initiated by either of us upon notice to the other and to the American Arbitration Association, and shall be conducted by one arbitrator in Minneapolis, Minnesota who has experience in employment matters. Unless we agree to have the person to serve as arbitrator within thirty (30) days of delivery of the list of proposed arbitrators by the American Arbitration Association, then, at the request of either of us, the single arbitrator shall be selected at the discretion of the American Arbitration Association. The arbitrator shall provide a reasoned decision and may award any remedy available at law or equity, including reasonable attorneys’ fees to the prevailing party. Rimage shall pay the costs of the arbitrator. The decision of the arbitrator shall be enforceable in any court of competent jurisdiction.

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4.	Entire Agreement. This Letter Agreement constitutes our entire agreement and supersedes all prior discussions, understandings and agreements with respect to the severance benefits which Rimage has agreed to provide to you, including the Amended and Restated Letter Agreement dated December 28, 2012. This Letter Agreement shall be governed and construed by the laws of the State of Minnesota and may be amended only in writing signed by both of us.

5.	Successors. This Letter Agreement shall not be assignable, in whole or in part, by you. This Letter Agreement shall be binding upon and inure to the benefit of Rimage and its successors and assigns and upon any person acquiring, by merger, consolidation, purchase of assets or otherwise, all or substantially all of the assets and business of Rimage, and the successor shall be substituted for Rimage under this Letter Agreement.

6.	Amendment and Termination. Rimage reserves the authority, without your consent, to terminate or amend this Letter Agreement at any time upon at least twelve months’ written notice specifying the date of termination or amendment; provided, however, that if a Change in Control occurs during the term of this Letter Agreement, no termination or amendment shall be effective earlier than the second anniversary of that Change in Control. Notwithstanding the foregoing, it is the intention of the parties that this Agreement be exempt from Code §409A as separation pay to the greatest extent possible. Accordingly, all provisions herein shall be construed and interpreted consistent with that intent, but that, to the extent any payment constitutes nonqualified deferred compensation, Rimage shall amend any such provision pertaining to such payment to comply with Code §409A and the regulations thereunder, in the least restrictive manner necessary without any diminution in the value of the payments to you.

7.	Delay for Specified Employees. Notwithstanding the foregoing, if on the date of your “separation from service” (within the meaning of Treas. Reg. §1.409A-1(h)), you are a “specified employee” within the meaning of Treas. Reg. §1.409-1(i), then payment of any amount under this Agreement that constitutes nonqualified deferred compensation shall be delayed until the earlier of (i) the first day of the seventh month following your separation from service or the first date on which such payment would not be non-deductible as a result of Section 162(m) of the Code, whichever is later; or (ii) your death and in the event any such payment is so delayed, the amount of the first payment shall be increased for interest earned on the delayed payment based upon interest for the period of delay, compounded annually, equal to the prime rate (as published in the Wall Street Journal) in effect as of the date the payment should otherwise have been provided.

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If this Letter Agreement accurately sets forth our agreement and understanding in regard to these matters, will you please sign this Letter Agreement where indicated below and return the executed letter to me for our files. A separate copy is enclosed for your records.

RIMAGE CORPORATION

By:
Its:

READ AND AGREED:

[Name of Executive Officer]

Dated as of February 21, 2013

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SCHEDULE 1

Definition of “Cause”:

1.	The failure by you to use your best efforts to perform the material duties and responsibilities of your position or to comply with any material policy or directive Rimage has in effect from time to time, provided you shall have received notice of such failure and have failed to cure the same within thirty days of such notice.
2.	Any act on your part which is harmful to the reputation, financial condition, business or business relationships of Rimage, including, but not limited to, conduct which is inconsistent with federal or state law respecting harassment of, or discrimination against, any Rimage employee or harmful to your reputation or business relationships.
3.	A material breach of your fiduciary responsibilities to Rimage, such as embezzlement or misappropriation of Rimage funds, business opportunities or properties, or to any customer, vendor, agent or employee of Rimage.
4.	Your conviction of, or guilty plea or nolo contendere plea to a felony or any crime involving moral turpitude, fraud or misrepresentation.
5.	A material breach of your Nondisclosure and Noncompetition Agreement with Rimage.

Definition of “Change in Control”:

Change in Control of Rimage shall mean a change in control which would be required to be reported in response to Item 5.01 of Form 8-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not Rimage is then subject to such reporting requirement, including without limitation, if:

(i)	any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of Rimage representing 20% or more of the combined voting power of Rimage’s then outstanding securities (other than an entity owned 50% or greater by Rimage or an employee pension plan for the benefit of the employees of Rimage);

(ii)	there ceases to be a majority of the Board of Directors comprised of (A) individuals who, on the date of this Letter Agreement, constituted the Board of Directors of Rimage; and (B) any new director who subsequently was elected or nominated for election by a majority of the directors who held such office prior to a Change in Control; or

(iii)	Rimage disposes of at least 75% of its assets, other than (X) to an entity owned 50% or greater by Rimage or any of its subsidiaries, or to an entity in which at least 50% of the voting equity securities are owned by the shareholders of Rimage immediately prior to the disposition in substantially the same percentage or (Y) as a result of a bankruptcy proceeding, dissolution or liquidation of Rimage.

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Definition of “Good Reason”:

Good Reason for the twelve month period following a Change in Control shall mean, without your express written consent, any of the following:

(i)	a material diminution of your authority, duties or responsibilities with respect to your position immediately prior to the Change in Control, or

(ii)	a material reduction in your base compensation as in effect immediately prior to the Change in Control;

(iii)	a material reduction in your opportunity to earn a cash bonus under the annual short-term incentive compensation plan of Rimage in which you participate as in effect immediately prior to the Change in Control (for the avoidance of doubt, specifically excluding any reduction in your opportunity to earn a cash bonus under any long-term incentive compensation plan of Rimage in which you participate);

(iv)	a material reduction in the authority of the person to whom you report (or a change in your reporting directly to the Board of Directors, if applicable);

(v)	a material change in the geographic location at which you must perform services for Rimage; and

(vi)	any other action or inaction that constitutes a material violation of this Agreement by Rimage;

provided that no such termination for Good Reason shall be effective unless: (A) you provide written notice to the Chair of the Board of Directors of the existence of a condition specified in paragraphs (i) through (vi) above within 90 days of the initial existence of the condition; (B) Rimage does not remedy such condition within 30 days of the date of such notice; and (C) you terminate your employment within 90 days following the last day of the remedial period described above.

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